Exhibit 16.1

May 12, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosures under the heading “Changes in and Disagreements with Accounts on Accounting and Financial Disclosures-HV Bank” in the Registration Statement on Form S-1 of HV Bancorp, Inc. and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosures-HV Bank.”

Very truly yours,